Press Release

COWEN GROUP, INC. ANNOUNCES
FIRST QUARTER 2016 FINANCIAL RESULTS

New York, April 28, 2016 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the first quarter ended March 31, 2016.
Highlights(1)
First Quarter Financial Summary

•	Revenue of $105.6 million compared to $161.7 million in the prior year period.

•	Economic loss available to Cowen Group of $4.9 million or $(0.05) per diluted share, compared to economic income of $23.6 million or $0.20 per diluted share in the first quarter 2015.

•
GAAP net loss attributable to common shareholders of $5.4 million or $(0.05) per diluted common share compared to GAAP net income to common shareholders of $16.7 million or $0.14 per diluted common share in the prior year period.

Operating Highlights

•	Brokerage delivered record revenue since the formation of Cowen Group in 2009, despite a challenging environment for investment banking.

•
As of April 1, 2016, assets under management (AUM) were $13.7 billion, a $373 million increase from January 1, 2016. Approximately $110 million of the increase was due to net subscriptions and the remaining $263 million was performance-related.

•	Book value per share was $6.43 as of March 31, 2016 compared to $6.21 as of March 31, 2015.

•	Tangible book value per share was $5.64 as of March 31, 2016 compared to $5.82 as of March 31, 2015.

•	The Company repurchased 1.0 million shares for $3.6 million under the Company's existing share repurchase program.

•
On April 27, 2016, Cowen's Board of Directors approved a $3.6 million increase in the Company's share repurchase program. With this increase, the total amount available for repurchase under the program is $25.0 million.

•
On March 22, Cowen announced the signing of a definitive agreement pursuant to which Cowen and Company will acquire CRT Capital Group’s credit products, credit research, special situations and emerging markets units. Cowen expects to complete the transaction in the second quarter of 2016, subject to regulatory approval and other customary closing conditions.

____________________________________________________________________________________________________
(1) Unless otherwise stated, all financial highlights are presented on an Economic Income basis.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group said, "In what was a challenging and volatile investment environment, our brokerage business benefited from strong levels of customer activity and the alternative investment management business attracted new assets. This was offset by lower levels of investment banking revenue, incentive fees and investment income. With approximately $1 billion in capital, we remain well-capitalized to invest in our business and deliver long-term value to our shareholders."

2016 First Quarter GAAP Financial Information

For the first quarter of 2016, the Company reported a GAAP net loss attributable to common shareholders of $5.4 million, or $(0.05) per diluted share, as compared to GAAP net income attributable to common shareholders of $16.7 million, or $0.14 per diluted share, in the first quarter of 2015.

Income tax benefit increased by $10.3 million in the first quarter. This change is primarily attributable to the Company’s operating results.

The following table summarizes the Company’s GAAP financial results for the three months ended March 31, 2016 and 2015, and December 31, 2015.

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2016	2015	%	2015	%

Revenue	$101.0	$121.1	(17)%	$110.6	(9)%
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$(5.4)	$16.7	(132)%	$28.9	(119)%

Earnings (loss) per share (diluted)	$(0.05)	$0.14	(135)%	$0.26	(119)%
Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of March 31, 2016 was $782.9 million compared to $690.1 million as of March 31, 2015. The increase in shareholders' equity was primarily related to the preferred stock issued in the second quarter 2015.

Common equity, which excludes preferred stock, was $681.6 million, or book value per share of $6.43 at March 31, 2016, compared to common equity of $690.1 million, or book value per share of $6.21 at March 31, 2015.

Tangible common equity was $598.7 million, or tangible book value per share of $5.64 at March 31, 2016, compared to tangible common equity of $647.2 million, or tangible book value per share of $5.82 at March 31, 2015. The year over year decrease in tangible common equity was attributable to goodwill and intangibles assets recognized upon completion of two acquisitions in late 2015.

Select Balance Sheet Data

(Amounts in millions, except per share information)	March 31,	December 31,	March 31,
	2016	2015	2015

Cowen Group Inc. stockholders' equity	$782.9	$790.0	$690.1
Common equity (CE)	$681.6	$688.7	$690.1
Tangible common equity (TCE)	$598.7	$604.7	$647.2

Book value per share (CE/CSO)	$6.43	$6.52	$6.21
Tangible book value (TCE/CSO)	$5.64	$5.73	$5.82

Common shares outstanding (CSO)	106.1	105.6	111.2

Reconciliation of Cowen Group Inc. stockholders' equity to tangible common equity:

Cowen Group Inc. stockholders' equity	$782.9	$790.0	$690.1
Less:
Preferred stock	101.3	101.3	—
Common equity (CE)	$681.6	$688.7	$690.1

Less:
Goodwill & intangibles	82.9	84.0	42.9
Tangible common equity (TCE)	$598.7	$604.7	$647.2

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended March 31, 2016 and 2015, and December 31, 2015.

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2016	2015	%	2015	%

Revenue	$105.6	$161.7	(35)%	$160.7	(34)%
Economic Income (Loss)	$(4.9)	$23.6	(121)%	$15.2	(132)%

Economic Income (Loss) per share (diluted)	$(0.05)	$0.20	(123)%	$0.14	(133)%
Note: Amounts may not add due to rounding.

2016 First Quarter Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the first quarter of 2016 was $105.6 million compared to $161.7 million in the first quarter of 2015.  The decrease in Economic Income revenue was primarily attributable to a decline in investment banking, incentive fees and investment income which was partially offset by an increase in brokerage revenue.

Economic Income Revenue

	Three Months Ended
	March 31,			Dec. 31,
(Dollar amounts in millions)	2016	2015	%	2015	%

Investment banking	$26.1	$65.2	(60)%	$36.0	(27)%
Brokerage	52.9	35.5	49%	48.1	10%
Management fees	16.9	16.6	2%	18.8	(10)%
Incentive income	6.9	15.4	(55)%	(0.5)	NM
Investment income	1.9	28.9	(94)%	43.5	(96)%
Other revenue	1.0	0.1	NM	14.7	(94)%
Total Revenue	$105.6	$161.7	(35)%	$160.7	(34)%
Note: Amounts may not add due to rounding.

Non-interest Expenses

First quarter 2016 non-interest expense was $104.0 million compared to $131.2 million in the prior year period. Items included in non-interest expenses are discussed below.

Compensation and Benefits Expense

First quarter 2016 compensation and benefits expense was $62.1 million compared to $95.1 million in the first quarter 2015. The decrease was due to lower revenues during the first quarter of 2016 as compared to 2015 which resulted in a lower compensation and benefits accrual.

The compensation to Economic Income revenue ratio remained constant at 59% in the first quarter 2016 and the prior year period.

Fixed Non-Compensation Expenses

First quarter 2016 fixed non-compensation expenses rose 9% year over year to $27.2 million. This increase was primarily due to higher legal and other professional fees, increased occupancy costs and increased depreciation and amortization, all of which are primarily related to two acquisitions during late 2015.

Variable Non-Compensation Expenses

First quarter 2016 variable non-compensation expenses were $15.2 million compared to $13.2 million in the first quarter 2015. The increase is primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, some of which is related to two acquisitions during late 2015.

Interest Expense

Interest expense, which primarily relates to debt issued during the first and fourth quarters of 2014, was $4.3 million in the first quarter 2016 compared to $4.0 million in the prior year quarter.

Non-Controlling Interest

Non-Controlling interest represents the portion of the net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to partners.

Alternative Investment Segment ("Ramius")

Assets Under Management

As of April 1, 2016, the Company had assets under management of $13.7 billion, an increase of $373 million from January 1, 2016.

Management Fees and Incentive Income

For the first quarter 2016, management fees for the alternative investment segment were $16.1 million compared to $16.6 million in the prior year.

The monthly management fee run rate for the alternative investment segment in the first quarter 2015 was $5.4 million. The year over year decline in the overall monthly management fee run rate is attributable to lower management fees from the activist business as a result of an agreement to sell a portion of our ownership interest in the activist business back to the principals of Starboard at the end of the fourth quarter of 2015.

The segment's average annualized management fee charged in the first quarter 2016 was 0.48%, as compared to 0.53% in the prior year period.

Incentive income was $6.9 million in the first quarter 2016 compared to $15.4 million in the prior year period. This decrease was primarily related to a decrease in performance fees from the alternative solutions and other businesses.

Investment Income

For the first quarter 2016, investment income for the segment was $1.4 million, compared to $21.8 million in the first quarter 2015. The decrease primarily relates to a decrease in performance of the Company's own invested capital.

Other Income

Other income for the segment increased $0.7 million to $0.7 million in the first quarter 2016. The increase was primarily related to premiums from the insurance-related business which was entered into at the end of the fourth quarter of 2015.

Broker-Dealer Segment ("Cowen and Company")

Brokerage

Brokerage revenue was $52.9 million in the first quarter 2016 compared to $35.5 million in the first quarter 2015, an increase of 49% year over year. The increase was attributable, in part, to increased market volatility which led to higher customer volumes in our cash equities and electronic trading business as well as the initiation of our prime brokerage business in the third and fourth quarters of 2015.

Investment Banking

In the first quarter 2016, investment banking revenue was $26.1 million, compared to $65.2 million in the first quarter 2015.  The decrease in revenue was primarily due to reduced equity underwriting activity. The average underwriting fee per transaction was 45% greater for the three months ended March 31, 2016 as compared to the prior year period.

Investment Banking Revenue Summary

	Three Months Ended
	March 31,
	2016	2015
Equity Underwriting	$22.7	$61.4
Debt Underwriting	2.3	0.3
Advisory	1.2	3.5
Total	$26.1	$65.2

Investment Banking Transaction Count

	Three Months Ended
	March 31,
	2016	2015
Equity Underwriting	12	47
Of which bookrun:	6	27
Debt Underwriting	2	1
Advisory	—	2
Total	14	50

Investment Income

For the first quarter 2016, investment income for the segment was $0.5 million versus $7.1 million in the first quarter 2015. The decrease was a result of a decrease in overall investment income which is allocated amongst the segments.

Share Repurchase Program

Cowen today announced that its Board of Directors approved an increase to the Company's share repurchase program that authorizes Cowen to purchase up to an additional $3.6 million of Cowen's Class A common shares from time to time. With this increase, the total amount available for repurchase under the program is $25.0 million.

The $3.6 million increase is in addition to the Company's existing $134.7 million share repurchase program, under which the Company has acquired 28.0 million shares for $113.3 million since August 2011. Also, since the program was initially announced in July 2011, the Company has acquired an additional 8.2 million shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards for $29.8 million.

The program permits the Company to purchase shares from time to time through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. It does not obligate the Company to make any purchases at any specific time or situation. The program may be suspended or discontinued at any time. As of March 31, 2016, Cowen had 106.1 million Class A shares outstanding.

In the first quarter 2016, the Company repurchased 1.0 million shares for $3.6 million under the Company's existing share repurchase program. Also, the Company acquired approximately 1.1 million shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2016 first quarter results on Thursday, April 28, 2016, at 4:30 pm EST.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 89353632.  A replay of the call will be available beginning at 7:30 pm EST April 28, 2016 through 7:30 pm EST May 5, 2016.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 89353632.

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services.  Founded in 1918, the firm is headquartered in New York and has offices located worldwide. To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Group, Inc.

Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Source: Cowen Group, Inc.

Cowen Group, Inc.
Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenue
Investment banking	$26,147	$65,233
Brokerage	50,935	35,454
Management fees	11,030	10,384
Incentive income	1,111	2,372
Interest and dividends	3,653	3,083
Reimbursement from affiliates	3,887	3,642
Other	2,725	668
Consolidated Funds
Interest and dividends	1,076	244
Other	475	14
Total revenue	101,039	121,094
Expenses
Employee compensation and benefits	63,181	95,864
Interest and dividends	7,310	5,779
General, administrative and other expenses	43,632	36,805
Consolidated Funds expenses	1,816	358
Total expenses	115,939	138,806
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	3,188	38,991
Consolidated Funds net (losses) gains	397	5,086
Total other income (loss)	3,585	44,077

Income (loss) before income taxes	(11,315)	26,365
Income tax expense/(benefit)	(3,320)	6,947
Net income (loss)	(7,995)	19,418
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(4,297)	2,720
Net income (loss) attributable to Cowen Group, Inc.	$(3,698)	$16,698
Preferred stock dividends	1,698	—
Net income (loss) attributable to Cowen Group, Inc. common stockholders	(5,396)	16,698

Earnings (loss) per share:
Basic	$(0.05)	$0.15
Diluted	$(0.05)	$0.14

Weighted average shares used in per share data:
Basic	102,843	112,053
Diluted	107,962	118,590

 Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•	Depreciation and amortization and

•	Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.
Unaudited Economic Income (Loss)
(Dollar amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
Revenue
Investment banking	$26,147	$65,233
Brokerage	52,867	35,523
Management fees	16,903	16,607
Incentive income	6,920	15,363
Investment income	1,850	28,880
Other revenue	953	69
Total revenue	105,640	161,675
Expenses
Non-interest expense	104,022	131,163
Interest expense	4,273	4,022
Total expenses	108,295	135,185
Net Economic Income (Loss) Before Non-controlling Interests	(2,655)	26,490
Non-controlling interests	(2,227)	(2,845)
Economic Income (Loss)	$(4,882)	$23,645

Economic Income (Loss) Excluding Certain Non-cash Items:

Economic Income (Loss)	$(4,882)	$23,645
Exclusion of depreciation and amortization expense	4,503	3,899
Exclusion of share-based compensation expense	6,423	4,162
Economic Income (Loss) excluding certain non-cash items	$6,044	$31,706

Economic Income (Loss) per share:
Basic	$(0.05)	$0.21
Diluted	$(0.05)	$0.20

Weighted average shares used in per share data:
Basic	102,843	112,053
Diluted	107,962	118,590

Cowen Group, Inc.
Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended March 31, 2016
(Dollar amounts in thousands)

	Three Months Ended March 31, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$26,147	$—		$—	$26,147
Brokerage	50,935	1,932		—	52,867
Management fees	11,030	5,503	(a)	370	16,903
Incentive income	1,111	5,652	(a)	157	6,920
Investment income	—	1,850	(c)	—	1,850
Interest and dividends	3,653	(3,653)	(c)	—	—
Reimbursement from affiliates	3,887	(3,901)	(e)	14	—
Other revenue	2,725	(1,772)	(c)	—	953
Consolidated Funds	1,551	—		(1,551)	—
Total revenue	101,039	5,611		(1,010)	105,640

Expenses
Non interest expense	106,813	(2,791)	(c)(d)(b)	—	104,022
Interest expense	7,310	(3,037)	(c)	—	4,273
Consolidated Funds	1,816	—		(1,816)	—
Total expenses	115,939	(5,828)		(1,816)	108,295

Total other income (loss)	3,585	(6,998)	(c)	3,413	—

Income tax expense/(benefit)	(3,320)	3,320	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	4,297	(2,305)		(4,219)	(2,227)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$(3,698)	$(1,184)		$—	$(4,882)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:
(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) excludes income taxes and acquisition related adjustments as management does not consider these items when evaluating the performance of the segment.
(c) Economic Income recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.
(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes other brokerage dividends as brokerage revenue.
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

Cowen Group, Inc.
Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended March 31, 2015
(Dollar amounts in thousands)

	Three Months Ended March 31, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$65,233	$—		$—	$65,233
Brokerage	35,454	69		—	35,523
Management fees	10,384	5,985	(a)	238	16,607
Incentive income	2,372	12,808	(a)	183	15,363
Investment income	—	28,880	(c)	—	28,880
Interest and dividends	3,083	(3,083)	(c)	—	—
Reimbursement from affiliates	3,642	(3,727)	(e)	85	—
Other revenue	668	(599)	(c)	—	69
Consolidated Funds	258	—		(258)	—
Total revenue	121,094	40,333		248	161,675

Expenses
Non interest expense	132,669	(1,506)	(c)(d)	—	131,163
Interest expense	5,779	(1,757)	(c)	—	4,022
Consolidated Funds	358	—		(358)	—
Total expenses	138,806	(3,263)		(358)	135,185

Total other income (loss)	44,077	(41,670)	(c)	(2,407)	—

Income tax expense/(benefit)	6,947	(6,947)	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(2,720)	(1,926)		1,801	(2,845)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$16,698	$6,947		$—	$23,645

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:
(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the company.
(c) Economic Income recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.
(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.